FOR IMMEDIATE RELEASE
                                                      ---------------------


CONTACT:    Kekst and Company
            Wendi Kopsick
            (212) 521-4867
            James Fingeroth
            (212) 521-4819


               SALANT CORPORATION RECEIVES REVISED FINANCING
       COMMITMENT FROM CIT AND EXTENSION OF EXISTING CREDIT FACILITY

     New York, NY, December 8, 1998 -- Salant Corporation (NYSE: SLT) today announced that it has received and accepted an $85 million financing commitment from The CIT Group/Commercial Services, Inc., Salant's existing working capital lender, that would be available to Salant upon completion of Salant's restructuring efforts. This new financing commitment supercedes the earlier post-restructuring commitment that Salant had received from CIT in June 1998. The extension of the existing CIT facility allows Salant to continue to explore its restructuring options with Magten Asset Management Corp., the beneficial owner of, or the representative of the beneficial owners of, approximately 70% of the aggregate principal amount of the Senior Secured Notes, and Apollo Apparel Partners, L.P., the beneficial owner of approximately 40.1% of Salant's issued and outstanding common stock. The CIT extension agreement also includes an agreement by CIT to continue to forbear from exercising any of its rights by virtue of the non-payment of interest under Salant's Senior Secured Notes.

     In connection with CIT's issuance of this new financing commitment, CIT agreed to extend financing to Salant under the existing credit agreement through December 31, 1998. Under the terms of the new CIT financing commitment, the $85 million credit facility will be used to fund Salant's working capital requirements through the third anniversary of the consummation of Salant's restructuring and will replace Salant's existing secured credit facility with CIT upon completion of a restructuring of Salant's existing capital structure acceptable to CIT. The closing of the new credit facility with CIT is subject to the satisfaction of a number of conditions.

     As previously announced, Salant and its major note and equity holders have decided to review their continued pursuit of the restructuring agreement announced in March 1998. This decision reflects, among other things, the significant additional time required in order to consummate the restructuring contemplated by that March 1998 agreement and the occurrence of certain events (including, but not limited to, a reduction in the value of certain of Salant's business units) that have caused various assumptions upon which the March restructuring agreement was premised to no longer be true.

     Salant is a diversified apparel company, which markets a broad line of men's apparel under well-known brand names, including Perry Ellis, Manhattan and John Henry. Salant also markets children's sleepwear, underwear and sportswear. Salant's products are sold in department and specialty stores, national chains and mass volume retailers throughout the United States.